Exhibit 5.1

[ALSTON & BIRD LLP LETTERHEAD]

January 7, 2005

AMVESCAP PLC

1315 Peachtree Street, N.E.

Suite 500

Atlanta, Georgia 30309

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

We are acting as United States counsel to AMVESCAP PLC, a public limited company incorporated under the laws of England and Wales (the “Company”), and A I M Management Group Inc., a Delaware corporation, A I M Advisors, Inc., a Delaware corporation, INVESCO Institutional (N.A.), Inc., a Delaware corporation, and INVESCO North American Holdings, Inc., a Delaware corporation (collectively, the “Guarantors”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance, in exchange (the “Exchange Offer”) for up to $300 million principal amount of the Company’s outstanding unregistered 4.500% Senior Notes Due 2009 (the “Old 2009 Notes”) and up to $200 million principal amount of the Company’s outstanding unregistered 5.375% Senior Notes Due 2014 (the “Old 2014 Notes” and together with the Old 2009 Notes, the “Old Notes”), of a like principal amount of the Company’s 4.500% Senior Notes Due 2009 (the “New 2009 Notes”) and a like principal amount of the Company’s 5.375% Senior Notes Due 2014, respectively (the “New 2014 Notes” and together with the New 2009 Notes, the “New Notes”), that will be registered under the Securities Act. The Old Notes were, and the New Notes will be, issued under two Indentures, each dated as of December 14, 2004 (the “Indentures”) between the Company, the Guarantors and SunTrust Bank, as Trustee (the “Trustee”). This opinion letter is rendered pursuant to Item 21 of Form F-4 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined the Indentures, the Old Notes, including the guarantee of each of the Guarantors set forth therein, the proposed form of the New Notes, including the guarantee of each of the Guarantors set forth therein, and the Registration Statement. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, certificates and instruments (collectively, the “Ancillary Documents”) as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In rendering such opinions, we have relied as to factual matters upon the representations, warranties and other statements made in the Indentures and the Ancillary Documents.

January 7, 2005

In rendering our opinions set forth below, we have assumed, without any independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, telefacsimile, photostatic or electronic copies, (v) that the form of the New Notes, including the guarantee of each of the Guarantors set forth therein, will conform to that included in the Indentures, (vi) the due authorization, execution and delivery of the Indentures and the New Notes, including the guarantee of each of the Guarantors set forth therein, by each of the parties thereto under the laws of their respective jurisdictions of incorporation or organization, (vii) that all parties to the documents examined by us have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder, and (viii) that the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended.

Based on the foregoing, it is our opinion that:

1.    each of the Indentures is a legal, valid and binding obligation of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms, subject to (a) applicable bankruptcy, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights and remedies generally, (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and (c) concepts of good and fair dealing, materiality and reasonableness; and

2.    upon due execution of the New Notes, including the guarantee of each of the Guarantors set forth therein, by the Company and the Guarantors, due authentication thereof by the Trustee in accordance with the Indentures and issuance and delivery thereof in exchange for Old Notes of equal principal amount as contemplated by the Registration Statement, the New Notes, including the guarantee of each of the Guarantors set forth therein, will be validly issued and will constitute legal, valid and binding obligations of the Company and the Guarantors entitled to the benefits of the Indentures and enforceable against the Company and the Guarantors in accordance with their terms, subject to (a) applicable bankruptcy, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights and remedies generally, (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and (c) concepts of good and fair dealing, materiality and reasonableness.

Our opinions set forth above are limited to the laws of the State of New York, and we do not express any opinion herein concerning any other laws. Insofar as the laws of England, and the laws of Delaware relate to our opinions above, we have relied, without any independent investigation, solely on the respective opinions of Linklaters, English counsel to the Company and Erick R. Holt, Esq., General Counsel of the Company, filed as exhibits to the Registration Statement.

January 7, 2005

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent, except that the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinions rendered by us consist of those matters set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond the opinions expressly stated. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Mark F. McElreath
Mark F. McElreath, Partner